Exhibit 5.1

July 9, 2007

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Re:
$750,000,000 aggregate principal amount of 10% Senior Notes due 2014 of Michaels Stores, Inc. issued in exchange for $750,000,000 aggregate principal amount of 10% Senior Notes due 2014 of Michael's Stores, Inc., $400,000,000 aggregate principal amount of 11 3/8% Senior Subordinated Notes due 2016 of Michaels Stores, Inc. issued in exchange for $400,000,000 aggregate principal amount of 11 3/8% Senior Subordinated Notes due 2016 of Michaels Stores, Inc. and $469,449,000 aggregate principal amount of 13% Subordinated Discount Notes due 2016 of Michaels Stores, Inc. issued in exchange for $469,449,000 aggregate principal amount of 13% Subordinated Discount Notes due 2016 of Michaels Stores, Inc. and the related Guarantees

Ladies and Gentlemen:

        We have acted as counsel to Michaels Stores, Inc., a Delaware corporation (the "Company"), and the Guarantors (defined herein) in connection with (i) the proposed issuance by the Company in exchange offers (the "Exchange Offers") of $750,000,000 aggregate principal amount of 10% Senior Notes due 2014 (the "Exchange Senior Notes"), $400,000,000 aggregate principal amount of 11 3/8% Senior Subordinated Notes due 2016 (the "Exchange Senior Subordinated Notes") and $469,449,000 aggregate principal amount of 13% Subordinated Discount Notes due 2016 (the "Exchange Subordinated Discount Notes" and, together with the Exchange Senior Notes and the Exchange Senior Subordinated Notes, the "Exchange Notes"), which are to be registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding 10% Senior Notes due 2014 (the "Outstanding Senior Notes"), 11 3/8% Senior Subordinated Notes due 2016 (the "Outstanding Senior Subordinated Notes") and 13% Subordinated Discount Notes due 2016 (the "Outstanding Subordinated Discount Notes" and, together with the Outstanding Senior Notes and the Outstanding Senior Subordinated Notes, the "Outstanding Notes"), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the "Exchange Guarantees") by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Registration Statement") for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

        The Outstanding Senior Notes have been, and the Exchange Senior Notes will be, issued pursuant to an Indenture, dated as of October 31, 2006, between the Company, the Guarantors named therein (the "Guarantors") and Wells Fargo Bank, as trustee (the "Trustee") (the "Senior Indenture"). The Outstanding Senior Subordinated Notes have been, and the Exchange Senior Subordinated Notes will be, issued pursuant to an Indenture, dated as of October 31, 2006, between the Company, the Guarantors and the Trustee (the "Senior Subordinated Indenture"). The Outstanding Subordinated Discount Notes have been, and the Exchange Subordinated Discount Notes will be, issued pursuant to an Indenture, dated as of October 31, 2006, between the Company, the Guarantors and the Trustee (the "Subordinated Discount Indenture" and, together with the Senior Indenture and the Senior Subordinated Indenture, the "Indentures"). The terms of the Exchange Guarantees are contained in the Indentures. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

        This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

        We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indentures, certificates and other documents and other inquiries of officers of the Company and the Guarantors listed on Annex A (the "Covered Guarantors") and of public officials.

        The opinions expressed below are limited to matters governed by the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America. Authorization of the Guarantees by the Guarantors is being opined on by Troutman Sanders LLP with respect to matters governed by the laws of the Commonwealth of Virginia and by McInnes Cooper with respect to matters governed by the laws of the Province of Nova Scotia.

        Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

  1.
  The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in accordance with the terms of the Indentures and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Notes will be entitled to the benefits of the Indentures and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

  2.
  The Exchange Guarantees have been duly authorized by all requisite corporate action of the Covered Guarantors and, upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indentures and the Exchange Offers, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and such Exchange Notes.

        Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indentures providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indentures which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                      Very truly yours,

                      /s/ ROPES & GRAY LLP

                      Ropes & Gray LLP

ANNEX A

Covered Guarantors	Jurisdiction of Incorporation
Aaron Brothers, Inc.	Delaware
Artistree, Inc.	Delaware
Michaels Finance Company, Inc.	Delaware
Michaels Stores Procurement Company, Inc.	Delaware